Exhibit 10.1

February 16, 2010

Mr. Rob Newcombe, Vice-President of Memorialization – Sales and Marketing

Matthews International Corporation

Two NorthShore Center, Suite 100

Pittsburgh, Pennsylvania  15212-5851

Re:

Letter of Understanding between Eternal Image, Inc. and Matthews International

Corporation

Dear Mr. Newcombe:

In furtherance of the Confidentiality Agreement dated June 18, 2009 between Eternal Image, Inc. (“Eternal Image”) and Matthews International Corporation (“Matthews”), during the past several months representatives from Eternal Image and Matthews have mutually been engaged in good faith negotiations with a view towards the formation of an exclusive manufacturing and distribution arrangement between the parties.  Specifically, the parties have discussed appointing Matthews as the exclusive manufacturing and distribution source of certain Eternal Image affinity funeral products which incorporate the proprietary trademarks, and/or logos of The Vatican Observatory and the Star Trek franchise (sometimes hereinafter referred to collectively as “the Mark(s)”) pursuant to our exclusive licensing rights with these respective organizations.  We have specifically discussed a commercial arrangement whereby Matthews bronze division would initially manufacture and sell to Eternal Image certain branded products specifically set forth on Exhibit A (hereinafter referred to as the “Products”) and immediately repurchase them for sale and distribution through Matthews’ network of associated funeral homes and cemeteries.

Given the progress of our ongoing discussions, Eternal Image and Matthews have now each indicated an interest in formalizing their mutual understanding regarding a supply relationship and, as a result, now desire to memorialize the terms and conditions governing the proposed arrangement between the parties.

Therefore, when appropriately countersigned by Matthews, this Letter of Understanding shall represent the parties’ mutual agreement with respect to the subject matter herein, until such time as the parties otherwise execute and/or exchange a more definitive agreement.

1.

SALE AND RE-PURCHASE OF THE PRODUCTS

Subject to the terms and conditions contained herein, and specifically the following paragraph, during each Contract Year, as defined below, Eternal Image agrees to order the manufacture of, and to purchase from Matthews, pursuant to specifications and designs stipulated between both parties, the following Products:

a.

250 Star Trek Urns (which Product and the design of such Product have been mutually pre-approved by the parties);

b.

720 Vatican Observatory Urns;

c.

200 Vatican Observatory bronze memorial pieces; and

d.

2,000 Vatican Observatory caskets.

During each ninety (90) day period of a Contract Year, Matthews agrees to re-purchase from Eternal Image for re-sale and distribution the following Products, subject to a 20% permitted variance in the volume commitments outlined herein:

a.

62 Star Trek Urns (plus an additional 2 units in the fourth quarter);

b.

180 Vatican Observatory Urns;

c.

50 Vatican Observatory bronze memorial pieces; and

d.

500 Vatican Observatory caskets.

2.

VATICAN OBSERVATORY PRODUCTS

All of the Products manufactured by Matthews that incorporate The Vatican Observatory Mark(s) shall be subject to Eternal Image’s prior approval regarding specifications, materials, and designs, pursuant to the following mutually agreed upon protocol:

a.

Upon placement of an order by Eternal Image, Matthews shall have fourteen (14) days to submit the Product design to Eternal Image.  Thereafter, Eternal Image shall either approved or disapproved the design by notifying Matthews in writing within forty (40) days of the submission of the design.  In the event a submitted design is rejected, Eternal Image shall also identify to Matthews in writing the specific basis of the rejection of the design.  Following a rejection of the proposed design, Matthews  shall then have an additional fourteen (14) days to re-submit a revised design, which re-submission by Matthews to Eternal Image shall then re-commence a new forty (40) day approval period;

b.

Matthews shall be granted forty-five (45) days after receipt of written notification from Eternal Image approving the design to commence developing and submitting the Product prototype to Eternal Image.  Thereafter, Eternal Image shall either approve or disapprove the Product prototype in writing within ten (10) days of submission;

c.

Matthews shall achieve full production and submission of the first run sample of the Product within sixty (60) days of receipt of Eternal Image’s written approval of the Product prototype.

3.

PRICING AND PAYMENT

The pricing for the Products manufactured and purchased under this Agreement shall be negotiated in good faith by and between the parties at such time as they are respectively designed by Matthews and approved by Eternal Image.  Exhibit B hereto represents the template the parties shall use to reflect the pricing for the Products, and shall be modified and revised periodically during the term hereof as necessary to document the ongoing additions, revisions, and modifications necessitated by the introduction of new Products to the arrangement governed by this Understanding.   Any change to the prices set forth in Exhibit B shall be identified by an amendment thereto, and shall be mutually agreed to in writing by the parties.

Payments due and owing to the parties hereto shall be made by the other party hereto thirty (30) days from the date of the invoice.  All payments hereunder shall be in US dollars.

4.

TERM

This Agreement shall be effective as of February __, 2010.  With respect to each Product, said rights shall expire twenty-four (24) months from the date of the Product’s first availability for sale by Matthews (the “Initial Term”).    For example, because the Star Trek Products are presently available, the period governing the rights in the Star Trek Products shall commence on signing of this Agreement.  Likewise, if the Vatican Observatory Caskets are available for resale on March 1, 2010, then the rights granted herein shall subsequently expire on March 1, 2012.  Unless earlier terminated, ninety (90) days prior to the expiration of the Initial Term, the parties agree to enter into exclusive, good faith negotiations regarding the extension of this Letter of Understanding.  The Initial Term, together with any extensions, is referred herein as the “Term”.  As used herein, the expression “Contract Year” shall mean each of the two (2) twelve (12) month periods comprising the Initial Term, and any twelve (12) month period thereafter.

5.

WARRANTIES

Matthews’ warranties, including, without limitation, warranties with respect to the design, materials, workmanship, merchantability, fitness for purpose and performance of its Products, shall be limited exclusively to those specifically expressed in writing from time to time by Matthews.  Any such warranty shall run directly from Matthews to the ultimate consumer of the Products and shall not be enlarged, diminished or otherwise altered or amended in any manner by Eternal Image.  Eternal Image shall make no representation regarding Matthews’ warranty, if any, covering the Products but shall refer its customers to Matthews’ printed warranty standard in effect at that time, if any.  AS BETWEEN MATTHEWS AND ETERNAL IMAGE, EXCEPT AS EXPRESSLY PROVIDED HEREIN, MATTHEWS DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY OPERATION OF LAW OR OTHERWISE, CONTAINED IN OR DERIVED FROM THIS AGREEMENT, ANY OF THE EXHIBITS ATTACHED HERETO OR IN ANY OTHER MATERIALS, BROCHURES, PRESENTATIONS OR OTHER DOCUMENTS OR COMMUNICATIONS WHETHER ORAL OR WRITTEN, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Eternal Image represents and warrants to Matthews that in addition to having all right title and interest in Eternal Image’s proprietary trademarks and logos, Eternal Image is fully vested and authorized, pursuant to exclusive licensing agreements, to commercially exploit on funeral products, including caskets, urns, memorial stones and medals, the trademarks, and logos of The Vatican Observatory and Star Trek Marks subject to this Agreement and any other Marks.  Eternal Image represents and warrants that it shall use its best efforts to maintain said exclusive rights to the Marks during the Term hereof and shall specifically fulfill all of Matthews’ contractual obligations set forth in any such licensing agreement regarding the Products.

6.

INSURANCE COVERAGE

Matthews agree to provide evidence of general liability and product liability insurance in a form reasonably acceptable to us in the amounts of $5,000,000 per occurrence and maintain in effect such insurance for a period of three (3) years after termination or expiration of this Letter of Understanding, which policies shall endorse us as an additional insured, and will provide Eternal Image upon request with a certificate of such insurance during each Contract Year.

7.

INDEMNIFICATION

The parties hereto mutually agree to reciprocally defend, indemnify and hold each other harmless, including each parties’ respective officers, directors, employees, affiliates and agents from any costs, expenses, (including reasonable attorney’s fees) losses, damages, judgments, awards or liabilities incurred as a result of any breach of the warranties, representations and covenants provided for herein or otherwise based upon either party’s exercise of the rights granted hereunder; provided, however, such indemnification obligations shall not apply if the costs, expenses, (including reasonable attorney’s fees) losses, damages, judgments, awards or liabilities incurred by one party result either in whole or in part from that same party’s negligence or willful misconduct.

8.

ADDITIONAL COVENANTS

During the Term, Matthews acknowledges, covenants, and agrees that all of the Products offered for re-sale by Matthews hereunder shall conform with the samples approved by Eternal Image.  Further, Matthews represents that it will not utilize or employ any promotional, marketing, or advertising material incorporating Eternal Image’s name, logo or the Marks other than those approved by Eternal Image.  Likewise, Eternal Image represents that it will not utilize or employ any promotional, marketing, or advertising material incorporating Matthews’ name, logo, trademarks and/or copyrights, including those of its affiliates, without the expressed written consent of Matthews.  Finally, Matthews affirmatively acknowledges that its exercise of the rights granted hereunder shall not create any legal or equitable interest in Eternal Image’s intellectual property, or the Marks.

9.

EXCLUSIVITY

With respect to each of the Products subject to this Letter of Understanding, provided Matthews is in compliance with the minimum repurchase requirements outlined in Section 1 hereof, Eternal Image hereby grants to Matthews the exclusive right to market, sell and distribute the Products in the Territory (as subsequently defined herein) during the Term.  It is expressly understood and agreed between the parties hereto that Matthews’ rights of sales and distribution of the Products shall be limited to Matthews’ wholesale network of funeral homes and cemeteries.  Matthews acknowledges that e-commerce and other retail solicitation by Matthews shall be prohibited hereunder. The parties further agree, however, to engage in non-exclusive, good faith negotiations regarding a future arrangement governing e-commerce, on terms mutually agreed upon by the parties.

In the event Matthews fails to comply with the minimum repurchase requirements set forth in Section 1 hereof, Matthews’ rights with respect to the Products shall be non-exclusive for the duration of the remainder of the Term.  Accordingly, in such event, Eternal Image shall have the option, but not the affirmative obligation, to re-purchase any or all units of the Products from Matthews at the original purchase price for such Products, to be delivered by a method of shipment and to destination determined by Eternal Image FOB Matthews’ warehouse.  Risk of loss regarding said units shall forever pass to Eternal Image upon delivery to Eternal Image’s carrier.

Finally, Matthews agree that, notwithstanding anything contained herein to the contrary, should Eternal Image refer any sales, unsolicited by Eternal Image, to Matthews, Matthews agrees to pay Eternal Image a commission of ten (10%) percent upon consummation of such sale. The parties further acknowledge and agree, however, that Eternal Image shall not directly or indirectly engage in sales solicitations targeted to funeral homes and/or cemeteries.  In this regard, in the event Eternal Image is contacted by a funeral home, cemetery or other prospective purchaser of the Products, Eternal Image shall notify Matthews regional sales representative in the Territory of the inquiry as soon as reasonably possible and otherwise agrees to provide such other information and assistance as may be necessary or appropriate to facilitate a transaction between Matthews and the potential prospect.

10.

TERRITORY

The territory subject to this Letter of Understanding shall be limited as follows: the United States of America, Puerto Rico, and Canada (the “Territory”).

11.

RIGHT OF FIRST NEGOTIATIONS

Provided Matthews is not in default under the terms of this Letter of Understanding, with respect to any future rights acquired by Eternal Image during the Term, Eternal Image grants to Matthews an exclusive right of first negotiations to acquire rights similar to those conveyed hereunder with respect to such newly acquired rights.  Said right of first negotiations shall be for a period of sixty (60) calendar days from the date Eternal Image gives Matthews written notice of Eternal Image’s acquisition of said affinity brand.

12. RESERVATION OF RIGHTS

Except as expressly provided for herein, nothing in this Agreement shall be construed as creating an exclusive purchase arrangement or requirements contract between the parties.  Accordingly, Eternal Image retains the right to obtain similar funereal products, not otherwise subject to this understanding, from other manufacturing sources, and to engage other sales, marketing and distribution entities in connection with the commercial exploitation of our product line.  Likewise, Matthews expressly reserves the right to manufacture, market, and sell other funereal products, not otherwise subject to this understanding, which compete in the same channel of commerce as the products offered by Eternal Image.

13. ADVERTISING

Prior to its public dissemination, Matthews agrees to submit to Eternal Image for review and approval any advertising, marketing or sales material or collateral, including, but not limited to, website images, which incorporates either Eternal Image’s trademark and/or logo, or the Marks which are the subject of this Agreement.  Eternal Image shall have ten (10) business days after such submission in which to object in writing to the proposed usage.  Should Eternal Image fail to respond in the 10 day period, then the proposed material shall be deemed accepted.  Any disapproval of the proposed material by Eternal Image shall also reasonably define the reasons for the material’s unacceptability.

14. PUBLICITY

The parties mutually agree that any publicity regarding the formation of the supply arrangement under this Understanding shall be jointly undertaken and coordinated, with each party retaining the right of prior approval of all such communications.

15. TERMINATION

This Agreement shall automatically terminate without notice upon the grounds that: (a) there has been filed by either party a voluntary petition in Bankruptcy or other voluntary insolvency proceedings under any State law, or (b) any involuntary Bankruptcy or State insolvency petition has been filed against it which proceeding has not been dismissed within sixty (60) days of filing.

Further, either party hereto may terminate this Agreement prior to its expiration by giving written notice that the other party has failed to make timely payment of any invoice in accordance with the credit terms provided for herein, and has not remedied such failure after ten (10) days written  notice of said default (except for bona fide disputes).  Likewise, either party may terminate this Agreement prior to its expiration for breach of any material term or obligation hereunder which breach continues and remains un-remedied for a period of thirty (30) days after written notice thereof.

Upon the expiration or termination of this Agreement, all rights, licenses and privileges granted hereunder shall terminate; provided, however, Matthews shall have the right to sell its existing inventory of the Products subject to this Agreement.

In the event this Agreement is terminated as a result of the bankruptcy or any state insolvency proceeding to which either of us is a party, Matthews shall have the right to sell off its existing inventory of Vatican Observatory Products for a period of one (1) year from the date of said bankruptcy filing, or the institution of any said state insolvency procedure, and ninety (90) days thereof with respect to any Star Trek Products subject to this Agreement

16. NON-ASSIGNABILITY

No right or interest in this Agreement shall be assigned by either party without the prior written consent of the other party, and no delegation of any obligation called for herein shall be effective without the prior written consent of the non-delegating party.  For purposes of this provision, assignment shall not include the sale or transfer of substantially all of the voting stock or assets of either party.

17. FORCE MAJEURE

If either party is prevented from performing any of its obligation hereunder by an occurrence beyond its reasonable control such as, but not limited to, Acts of God, fire, flood, war, insurrection, riot, acts of terrorism, government regulations, raw material shortage, strikes, or lack of common carrier facilities, then the affected party shall be excused from performance of its obligations, commitments and covenants hereunder for so long as such occurrence exists.

18.  DISPUTE RESOLUTION

This Letter of Understanding shall be governed by the laws of the State of Michigan without regard to principles of conflicts of law.  In the event any disagreement or dispute shall arise between us under any provision of this Agreement, or regarding its formation, such disagreement or dispute shall be submitted by the parties to arbitration in Chicago, Illinois by a panel of three (3) arbitrators, who shall be appointed in accordance with the rules for Commercial Arbitration of the American Arbitration Association, which Association shall conduct and administer the dispute.  Any award made by a majority of the arbitrators shall be binding upon both of us, and shall be entitled to be reduced to judgment in a court of competent jurisdiction.

19. RIGHT OF FIRST REFUSAL

Provided Matthews is not in breach of this Letter of Understanding, during the Term hereof, Eternal Image hereby grants to Matthews an exclusive right of first refusal to match the terms and conditions of any offer which Eternal Image may receive and be willing to accept from any third party to acquire substantially all of Eternal Image’s assets or capital stock pursuant to any corporate reorganization method recognized under the Internal Revenue Code, as amended.  Specifically, should Eternal Image receive an offer subject to this provision, Eternal Image shall give Matthews written notice of the material terms and conditions contained therein, and Matthews shall have forty (40) days from the date of said notice to agree to consummate a transaction with us on the equivalent terms. In the event Matthews fails to exercise the right granted hereunder within the stipulated forty (40) day period of acceptance, Eternal Image shall no longer be subject to this provision and will be entitled to close on the third party offer as communicated to Matthews. In no event shall Eternal Image be able to consummate said transaction with Matthews on terms ultimately less favorable to Eternal Image than those originally offered to Matthews. Finally, should Eternal Image fail to close on said third party offer within the time period provided for therein, subject to extensions required by due diligence, the right granted hereunder shall reset with respect to any future offers which will be otherwise subject to this provision.

20. MISCELLANEOUS

This Agreement relates solely to the rights and obligations as set forth herein, and shall not extend to any other activities, transactions, relationships, contracts, or work, or be deemed to create a general partnership, joint venture, agency or employment relationship among us of any kind whatsoever.  Neither of the parties hereto have any authority or right, nor shall either of us hold itself out as having any authority or right, to assume or create any obligation of any kind whatsoever on behalf of the other without the expressed written consent of the other party.

All notices shall be in writing and shall be properly delivered by hand, expedited overnight service, or by registered letter addressed as provided for on the first page hereof.

This writing constitutes the entire agreement between the parties with respect to its subject matter and, exempting the preexisting Confidentiality Agreement between the parties, supersedes any prior or contemporaneous agreements, writings, understandings or representations regarding the subject matter hereof.

This Letter of Understanding may be executed and delivered in counterparts with facsimile signatures, and all such executed facsimile counterparts shall constitute one and the same agreement having the same force and effect as an executed original.

The parties mutually represent and warrant that the representative signing this Letter of Understanding has full, power, authorization, and authority to bind such entity, which power and authority is conclusively presumed, and not subject to legal challenge.

If the foregoing accurately reflects Matthews’ understanding with respect to the subject matter contained herein, please indicate Matthews’ acceptance by signing at the bottom of this page, which execution shall constitute a binding agreement between the parties.  Unless signed by you and delivered to us on or before 5:00 PM local time, Detroit, MI, February 20, 2010, the rights proposed herein shall expire and this Letter of Understanding shall be of no further force and effect.

ETERNAL IMAGE, INC.

MATTHEWS INTERNATIONAL CORPORATION

EXHIBIT A

The Products

EXHIBIT B

Pricing for the Products